Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, March 20, 2015 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $1,245,084.71 or $0.026714 per Unit, based principally upon production during the month of January 2015. The distribution is payable April 14, 2015, to Unit Holders of record as of March 31, 2015.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,385,463 Mcf (2,621,163 MMBtu). Dividing revenues by production volume yielded an average gas price for January 2015 of $2.71 per Mcf ($2.46 per MMBtu) as compared to $3.92 per Mcf ($3.58 per MMBtu) for December 2014.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,606,793. Lease operating expenses were $2,495,626 and taxes were $587,819.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt.us@bbva.com